Exhibit 99.1
Sun New Media Announces
Board of Director Resignation
Wednesday August 23, 4:01 pm ET
NEW YORK, Aug. 23 /PRNewswire-FirstCall/ — Sun New Media Inc. (OTC Bulletin Board: SNMD - News), a Chinese Internet based marketing, information and transactional services company linking businesses with businesses, announced today that Yang Qi has resigned from the Company’s board of directors. The resignation did not result from any disagreement with the Company concerning any matter relating to the Company’s operations, policies or practices. Mr. Yang chose to step down in order to focus on his other business endeavors in China, including a major highway project with the Hubei Provincial government.
Mr. Yang is the former Chairman of Focus Channel Development Company Ltd, a leading beverage sales force and channel management services company that was acquired by Sun New Media in the fiscal first quarter of 2007. Concurrent with the acquisition, Sun New Media appointed him to the board of directors on May 11, 2006.
Dr. Bruno Wu, Chairman of the Board of Sun New Media stated, “Mr. Yang leaves behind a proud legacy of key management individuals who were trained under his leadership at Focus Channel Development. These individuals have already been fully transferred over to Sun New Media. Though Mr. Yang was not involved in the day-to-day management of Focus Channel Development, he laid the foundation for a very strong corporate culture and built a solid and highly effective management team. We thank Mr. Yang for his contribution to the Company and wish him the best in his future endeavors.”
About Sun New Media Inc.
Sun New Media is a leading Chinese multi-media powered marketing and channel management company. Sun New Media builds e-enabled distribution systems, transaction platforms and business communities in fast growing Chinese vertical markets, connecting buyers and sellers with a suite of turnkey digital media, e-commerce, and information management solutions. Companies leverage Sun New Media’s web-based business media communities to access vital industrial intelligence and forge trading relationships with suppliers and buyers that promote cost efficiencies and increased distribution reach. Learn more at www.sunnewmedia.net.
This press release includes statements that may constitute “forward- looking” statements, usually containing the word “believe,” “estimate,” “project,” “expect,” “plan,” “anticipate” or similar expressions. Forward- looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of Sun New Media’s product and services in the marketplace, competitive factors and changes in regulatory environments. , These and other risks relating to Sun New Media’s business are set forth in Sun New Media’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on June 30, 2006, and other reports filed from time to time with the Securities and Exchange Commission. By making these forward-looking statements, Sun New Media disclaims any obligation to update these statements for revisions or changes after the date of this release.